UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 22, 2024
Stratus Properties Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-37716	72-1211572
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

212 Lavaca St., Suite 300
Austin,	Texas	78701
(Address of Principal Executive Offices)		(Zip Code)

Registrant's telephone number, including area code: (512) 478-5788

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	STRS	The NASDAQ Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On November 22, 2024, Stratus Kingwood Place, L.P., a Texas limited partnership (the Limited Partnership) and an approximately 60 percent owned subsidiary of Stratus Properties Inc. (Stratus), as borrower, Voya Investment Management LLC, as administrative agent, and Voya Retirement Insurance and Annuity Company, as lender, entered into a loan agreement, promissory note, guaranty and other related loan documents (collectively, the Loan Documents) to refinance the construction loan for Kingwood Place, an H-E-B-anchored retail project in Kingwood, Texas (in the greater Houston area) (the Kingwood Retail Project). The Loan Documents provide for a first priority commercial mortgage loan in the aggregate principal amount of $33.0 million (the Loan).

The Loan has a maturity date of December 1, 2027. The Loan bears interest at the one-month Term Secured Overnight Financing Rate (SOFR) plus 1.80 percent, with Term SOFR subject to a floor of 3.00 percent. As required by the Loan Documents, the Limited Partnership purchased an interest rate cap with a Term SOFR strike rate equal to 6.00 percent, a notional amount of $33.0 million and an expiration date of December 1, 2026. Upon expiration, as required by the Loan Documents, the Limited Partnership will enter into a subsequent interest rate cap agreement with a term through the maturity date of the Loan, a notional amount of the maximum Loan amount and a strike price commensurate to the then current interest rate.

Payments of interest only on the Loan are due monthly with the outstanding principal due at maturity. The Limited Partnership may prepay all, but not a portion, of the Loan; provided, that a prepayment prior to December 1, 2025 is subject to a yield maintenance premium payment.

The Loan is secured by first priority liens on the Kingwood Retail Project. Stratus has provided a guaranty limited to customary non-recourse carve-out obligations and an environmental indemnification. The Loan Documents contain affirmative and negative covenants customary for loan agreements of this nature. There are no financial covenants. The Loan Documents prohibit distributions from the Limited Partnership to its partners, including Stratus, in an event of default.

Approximately $29.0 million of the proceeds of the Loan were used to repay, in full, all outstanding indebtedness under the Existing Kingwood Loan Agreement (as defined in Item 1.02 of this Current Report on Form 8-K). Approximately $800 thousand of the proceeds of the Loan were used to pay transaction costs. The remaining approximately $3.2 million of proceeds of the Loan are expected to be used for the payment of certain Limited Partnership expenses and distributions to Stratus and the third-party equity investors in the Limited Partnership, with Stratus expected to receive approximately $2.0 million in payments and distributions.

The foregoing description of the Loan and the Loan Documents is not intended to be complete and is qualified in its entirety by reference to the full text of the loan agreement, promissory note and guaranty, which are filed as Exhibits 10.1, 10.2 and 10.3, respectively, and incorporated by reference into this Item 1.01.

Item 1.02. Termination of a Material Definitive Agreement.

On November 22, 2024, in connection with entering into the Loan Documents as described in Item 1.01 above, the Limited Partnership and Stratus satisfied in full their obligations under the existing Construction Loan Agreement, as amended, by and between the Limited Partnership, as borrower, and Comerica Bank, as lender, dated December 6, 2018 (the Existing Kingwood Loan Agreement) and related guaranty, and such agreements were terminated.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosures set forth in Item 1.01 above are incorporated by reference into this Item 2.03.

Item 8.01. Other Events.

Stratus issued a press release dated November 26, 2024, titled “Stratus Properties Inc. Completes Refinancing of Kingwood Place.” A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference into this Item 8.01.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Exhibit Title
10.1	Loan Agreement by and among Stratus Kingwood Place, L.P., as borrower, Voya Investment Management LLC, as administrative agent, and Voya Retirement Insurance and Annuity Company, as lender, dated November 22, 2024.
10.2	Promissory Note by and between Stratus Kingwood Place, L.P. and Voya Retirement Insurance and Annuity Company dated November 22, 2024.
10.3	Guaranty of Non-Recourse Carveouts by Stratus Properties Inc. for the benefit of Voya Investment Management LLC, as administrative agent, dated November 22, 2024 with respect to the Loan Agreement by and among Stratus Kingwood Place, L.P., as borrower, Voya Investment Management LLC, as administrative agent, and Voya Retirement Insurance and Annuity Company, as lender, dated November 22, 2024.
99.1	Press Release dated November 26, 2024, titled “Stratus Properties Inc. Completes Refinancing of Kingwood Place.”
104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Stratus Properties Inc.

By:	/s/ Erin D. Pickens
Erin D. Pickens
Senior Vice President and Chief Financial Officer (authorized signatory and Principal Financial Officer and Principal Accounting Officer)

Date: November 26, 2024